Exhibit 10.9

October 30, 2015
Andrew Lientz
via email
Dear Andy:
Smartsheet.com, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below.
1.Position. You will start in a full-time position as SVP of Engineering and will initially report to the Company’s President and CEO. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.Compensation and Employee Benefits. You will be paid a starting base salary at the rate of $325,000 per year, payable on the Company’s regular payroll dates. Additionally, you will be eligible for an executive annual bonus targeted at $80,000 contingent on achievement of company objectives. As a full-time employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, including a Company-funded health benefits plan, parking or public transit pass, SR-520 toll reimbursement, and 401(k) plan. Should you elect to decline participation in the Company health plan, you are eligible to receive a portion of the premium on a monthly basis. You will accrue four weeks, which is equal to 20 working days, of paid time off (PTO) annually.
3.Stock Options. We will recommend to the Company’s Board of Directors (the “Board”) that you be granted an option to purchase 975,000 shares of the Company’s common stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2015 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.
In addition, if within one (1) year following an Acquisition (as such term is defined in the Plan), your employment is terminated without Cause (as such term is defined in the Plan) by the surviving corporation in the Acquisition, or you terminate your employment for Good Reason (as defined below), 75% of any shares that remain unvested from this initial grant as of the date of the Acquisition shall accelerate.
For purposes of this offer letter, “Good Reason” is defined as (i) a material reduction in your annual base salary that is not accompanied by material reductions in the base salaries of peer executives; (ii) a substantial and material reduction in your duties or responsibilities (provided no such reduction shall be deemed to constitute Good Reason so long as you continue to have equivalent duties and responsibilities); or (iii) any requirement by the Company that your services be rendered primarily at a Company location or locations outside of a radius of 50 miles from the location of the Company’s principal offices, except for any normal travel requirements. A termination of employment for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), setting forth in reasonable detail, the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Notice on which you are relying, which Notice of Termination for Good Reason is provided within ninety (90) days of the condition first arising, and providing the Company with an opportunity to cure such conduct within thirty (30) days of receiving such Notice of Termination for Good Reason. If the Company does not cure such conduct within such thirty (30) day period, a termination of employment for Good Reason shall be effective on the thirty-first (31st) day following the date when the Notice of Termination for Good Reason is received by the Company.
However, the grant of such an option by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board.
4.Proprietary Information, Inventions Assignment and Noncompete Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Proprietary Information, Inventions Assignment and Noncompete Agreement.
5.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures (as detailed in the Company’s Employee Handbook), may change from time to time, in the sole discretion of the Company, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s President.
6.Outside Activities. During the period of your employment, you will at all times devote your best efforts to the interests of the Company, and will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (a) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (b) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (c) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.
7.Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
8.Background Check; Authorization to Work. This offer is contingent upon successful completion of a reference and background check. As required by law, your employment with the

Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.
9.Entire Agreement. This offer letter constitutes the entire agreement between you and the Company regarding the matters described in this letter, and supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company relating to such subject matter.
If you wish to accept this offer, please sign and date the enclosed duplicate original of this letter and the enclosed Proprietary Information, Inventions Assignment and Noncompete Agreement and return them to me. This offer, if not accepted, will expire at the close of business on November 2, 2015.
We look forward to having you join us no later than November 30, 2015. If you have any questions regarding this offer, please contact me at mark.mader@smartsheet.com.

Very truly yours,

Smartsheet.com, Inc.

/s/ Mark Mader
Mark Mader, President and CEO
I have read and accept this employment offer.

/s/ Andrew Lientz
Andrew Lientz

11/2/2015
Attachment: Exhibit A: Proprietary Information, Inventions Assignment and Noncompete Agreement